Exhibit 99.1

Media Contacts: Teresa Nilsen Hennessy Advisors, Inc. Terry@hennessyadvisors.com; 800-966-4354	Hibre Teklemariam SunStar Strategic HTeklemariam@sunstarstrategic.com; 703-894-1057

FOR IMMEDIATE RELEASE

Hennessy Advisors, Inc. Reports 7% Increase in Quarterly
Earnings Per Share and Announces Quarterly Dividend

February 8, 2024, Novato, CA - Hennessy Advisors, Inc. (Nasdaq:HNNA) reported results for its first fiscal quarter of 2024, which ended December 31, 2023. The firm also announced a quarterly dividend of $0.1375 per share to be paid on March 4, 2024, to shareholders of record as of February 20, 2024, which represents an annualized dividend yield of 8.3%.*

“The markets and our economy were strong in 2023 as inflation fell slightly, employment data was positive, and interest rates flattened,” said Neil Hennessy, Chairman and CEO. “I strongly believe that corporate profits and cash flow remain healthy, and that the U.S. consumer is still participating in our economic growth in a meaningful way.”

“2023 market performance did not disappoint, with the S&P 500® Index returning 26.29% and the Dow Jones Industrial Average returning 16.18% for the year ended December 31, 2023. The backdrop of a strong market helped every one of our 17 Hennessy Funds produce positive returns for calendar year 2023. However, it is the longer-term performance of our products that makes me most proud. All 16 of our funds over ten years old had positive returns for both the five- and ten-year periods ended December 31, 2023,” said Neil Hennessy. “I’m also pleased to share the following three mentions of our Funds’ performances in industry journals from the first two weeks of January 2024.”

•

On January 8, 2024, the Wall Street Journal announced its Category Kings in 18 Realms. The Hennessy Cornerstone Mid Cap 30 was ranked 5th in the Small-Cap Core category with 12-month performance through December 31, 2023, of 31.3%.

•	Lawrence C. Strauss. (January 4, 2024). Japan is Hot. Here are the Best Funds to Play It. Barron’s. The Hennessy Japan Fund is ranked 9th in the article.

•	Are these 3 Top-Ranked Mutual Funds in Your Retirement Portfolio? (January 1, 2024). Zacks Equity Research. The Hennessy Cornerstone Mid Cap 30 Fund is named in the article.

“Our investment products performed well during the quarter ended December 31, 2023, as evidenced by a 9% increase in total assets under management versus the prior comparable period,” said Teresa Nilsen, President, and COO. “We continue to increase our cash position net of debt, which is up over 15% in the last twelve months,” she added. “We remain focused on consistent distribution and marketing, and we are committed to our search for attractive acquisition opportunities as we head into calendar 2024 and beyond.”

Summary Highlights (compared to the prior comparable quarter ended December 31, 2022):

●	Total revenue of $6.1 million.
●	Net income of $1.2 million, an increase of 7%.
●	Fully diluted earnings per share of $0.16, an increase of 7%.
●	Average assets under management, upon which revenue is earned, of $3.0 billion.
●	Total assets under management of $3.3 billion, an increase of 9%.
●	Cash and cash equivalents, net of gross debt, of $19.4 million, an increase of 15%.

	Three Months Ended December 31,		Change
	2023	2022	Dollar	Percent
Total Revenue	$6,143,843	$6,144,863	$(1,020)	0.0%
Net Income	1,200,095	1,119,100	80,995	7.2%
Earnings Per Share (Diluted)	0.16	0.15	0.01	6.7%
Weighted Average Number of Shares Outstanding (Diluted)	7,673,688	7,581,157	92,531	1.2%
Average Fund Assets Under Management	3,038,241,860	3,044,246,652	(6,004,792)	-0.2%

	As of December 31,
	2023	2022
Total Fund Assets Under Management	$3,280,372,061	$3,009,457,663	$270,914,398	9.0%
Cash and Cash Equivalents, Net of Gross Debt Balance	19,355,225	16,800,396	2,554,829	15.2%

*          Based on the closing stock price of $6.60 on February 7, 2024, and an annualized dividend of $0.55 per share.

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy‑and‑hold philosophy that rejects the idea of market timing.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements

This press release contains “forward-looking statements” for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward‑looking statements relate to expectations and projections about future events based on currently available information. Forward‑looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward‑looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled “Risk Factors” and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward‑looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.